Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) of Genfit S.A. for the registration of its ordinary shares, including ordinary shares represented by American Depository Shares, and to the incorporation by reference therein of our report dated April 18, 2023, with respect to the consolidated financial statements of Genfit S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG et Autres
Paris La Défense, France
April 18, 2023